Exhibit 10.1

LETTER OF INTENT

HERE ENTERPRISES INC.

AND

CONVERSATIONAL COMPUTING CORPORATION

August 1, 2008

By this letter Here Enterprises Inc. or its subsidiary (“HRTE”) offers to merge with Conversational Computing Corporation ("Conversay") on the terms set forth in the Non-Binding Term Sheet attached as Exhibit A (the “Term Sheet”) and on the additional terms, and subject to the conditions, set forth in this letter of intent.

A. Nonbinding Terms. Upon execution by HRTE and Conversay, this letter will constitute an expression of mutual intent to pursue the consummation of the transaction on the terms set forth in the Term Sheet, but except for the provisions set out in Section B, this letter shall not bind any of the parties. The parties shall be bound only upon completion of negotiations and execution of definitive agreements by the parties. In addition to the terms set forth below, such agreements shall contain covenants, conditions to closing, representations and warranties that shall survive the closing, indemnities and such other terms and conditions as are satisfactory to both parties.

B. Binding Terms. Upon execution of copies of this letter by HRTE and Conversay, the following paragraphs shall constitute the legally binding and enforceable agreement of the parties, in consideration of the significant costs to be borne by Conversay in pursuing the transaction and of the parties' mutual undertakings as described herein:

i. Access to Information. HRTE shall provide Conversay and its attorneys, accountants and other authorized representatives, and Conversay share provide the HRTE and its attorneys, accountants and other authorized representatives, with access to and, upon request, copies of, all information available to it with respect to HRTE’s business, assets, and financial condition, and Conversay’s business, assets, and financial condition. Conversay and the HRTE will conduct their due diligence of such information in a reasonable manner. HRTE will provide or otherwise make available to Conversay copies all of its filings with the Securities and Exchange Commission.

ii. Consummation of Transactions. The parties will cooperate with one another and proceed as promptly as practicable to enable Conversay and the HRTE to conduct their due diligence investigation. Subject to satisfactory due diligence by Conversay and receipt of other information as is reasonably requested, HRTE, the parties will cooperate with one another and proceed as promptly as practicable to use commercially reasonable efforts to achieve mutually agreeable definitive agreements and other forms of documents (including, without limitation, Securities and Exchange Commission filings), and to seek to obtain all necessary consents or approvals of governmental authorities, HRTE and Conversay shareholders, and other third parties in order to consummate the transactions contemplated herein. Each of the parties believes that it can obtain all such consents.

iii. Confidentiality. The parties have previously entered into a confidentiality agreement which is incorporated by reference.

iv. Disclosure. Except with mutual consent, there shall be no public disclosure of the contents of this letter or of the transactions contemplated herein unless, in the opinion of counsel, a public announcement of the execution of this letter is required to comply with Securities and Exchange Commission disclosure regulations. If any such disclosure is required, HRTE will provide Conversay the opportunity to review and comment on the announcement prior to its release.

v. Exclusivity. Until the earliest of (a) the mutual agreement of the parties not to pursue the transaction contemplated hereby, (b) the termination of the definitive transaction documents, or (c) 60 days after the execution of this Letter of Intent (collectively, (a) through (c) being referred to as the “Exclusive Period”), neither HRTE nor Conversay will cause any person acting on its behalf to, directly or indirectly, solicit, or negotiate with respect to, or facilitate, or accept an offer to merge, or consolidate, or reorganize with any other company during the Exclusive Period.

vi. Termination. Any party may terminate this letter if definitive agreements are not executed on or before October 1, 2008 or such other date as may be mutually agreed by the parties, and the terminating party is not in breach of any of its binding obligations hereunder.

vii. Governing Law. This letter of intent and the definitive agreement shall be governed in all respects by the laws of the State of Nevada, without giving effect to the conflict of laws provisions thereof.

viii. Costs and Expenses. Each party shall bear its own legal and audit fees, and costs of the transaction, including amounts owed to engage any brokers, finders or other parties in connection with the transaction.

Please sign, date and return copies of this letter to us to confirm our mutual understandings and agreements. We look forward to working with you on this project.

HERE ENTERPRISES INC.

/s/ Roger Williams

Roger Williams

President

Date:  August 1, 2008

Acknowledged and agreed:

CONVERSATIONAL COMPUTING CORPORATION

/s/ Cal C. Mitchell

Cal C. Mitchell

Chief Executive Officer

Date:  August 1, 2008